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                                                                   Exhibit 10.11

                                                            Auto Web Interactive
                                                                    OFFER LETTER

July 28, 1997

Dear Ms. Hickford:

I am pleased to present our offer to you to join us as Director of Business Development of AutoWeb Interactive (AWI). This letter is intended to set forth the terms and conditions of AWI's offer of employment.

Your employment as Director of Business Development will commence on July 30, 1997, with an annual salary of $95,000, payable semi-monthly. Your performance will be reviewed in accordance with general company practice, which at present is every six months. You will also receive a bonus in February of 1998 equal to 1% of company revenues over $4 million for 1997. The bonus in February of 1999 will be equal to 1% of company revenues over $10 million for 1998.

You will also be entitled to 22,000 stock options at a price of $0.30 per share, which will vest over a four-year period and will be more fully detailed in documentation to be supplied to you after your arrival at AWI.

You are eligible for 15 days paid vacation and sick days which will accrue monthly and other benefits as Management shall from time to time establish. Medical insurance coverage and access to the AWI 401k program will be granted after 3 months of employment. Our benefit package is subject to periodic adjustments, and certain features of the package may be added, modified or deleted over time.

As Director of Business Development you will be expected to devote your full time and efforts to the performance of your duties. Your duties will include all tasks and projects relevant to business development. You will be reimbursed for all reasonable and necessary travelling, hotel, meal, entertainment and similar out of pocket expenses incurred provided proper receipts and vouchers are submitted in accordance with Company policy. In addition, you will implement and adhere to the corporate policies and procedures established by the Company and report directly to the Executive Vice President of AWI. The notice period for termination of employment applicable to you or the company is 2 weeks, to be given in writing.

This letter contains all of the terms with respect to our offer of employment to you to become Director of Business Development with AWI. There are no other expressed or implied promises, representations, or contracts being offered to you. If you believe that there are, you


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must include them in your response to this offer. Should you have any questions concerning its provisions or any other aspect of employment with AWI, I would be happy to discuss them with you.

Let me reiterate how enthusiastic we are about you, and how much we look forward to you joining us at AWI. Please acknowledge your acceptance of this offer by signing and returning a copy of this letter to me.

Best regards,
/s/ Payam Zamani


Payam Zamani
Executive Vice President

Agreed to: /s/ Michelle Hickford                 7 August 1997
           ____________________________          _____________
              Michelle Hickford                      Date